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                    News Release

                                                                    Exhibit 99.1
                    Marshall & Ilsley Corporation
                    770 North Water Street/Milwaukee, Wisconsin  53202


            For Release         Immediately

For further information         M. A. Hatfield (414) 765-7809


     MARSHALL & ILSLEY CORPORATION To ACQUIRE
     SECURITY CAPITAL CORPORATION


     Milwaukee, WI -- March 15, 1997 -- Marshall & Ilsley Corporation ("M&I") today announced it will acquire Security Capital Corporation ("Security") for a purchase price of $92 per share. The purchase price consists of approximately 12.3 million shares of M&I common stock and $376 million in cash for a total value of $945 million. Upon completion of the acquisition, M&I will have total assets of $18.5 billion.

     "We are pleased to welcome Security's employees and customers to the M&I organization. The addition of Security will strengthen M&I's presence within our Wisconsin banking region, particularly the metropolitan Milwaukee area," said James B. Wigdale, chairman of M&I.

     "We believe that M&I is a perfect fit for Security with their reputation for having a conservative, high quality asset structure and a similar corporate culture," added William G. Schuett, Sr., Security's president and chief executive officer.

     The enhanced market strength of M&I will result in Milwaukee and Wisconsin retaining a locally managed corporate citizen with a record of strong job growth and community involvement.

     The transaction is expected to be completed by October 1, 1997, pending regulatory and shareholder approvals. The acquisition will be accretive to earnings as early as 1998.*

     M&I anticipates closing, selling or consolidating some M&I or Security branches where overlap exists. A decision as to which M&I or Security offices will be closed or sold will be made within 60 days.

                                    -more-

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     We will consolidate approximately 450 duplicate positions, most of which will be absorbed through normal attrition or retirement. We will encourage those employees whose positions are affected to pursue other job opportunities with M&I. Currently, there are over 500 positions available at all levels within the Corporation.

     Security Capital Corporation (NASDAQ: SECP), with $3.66 billion in assets, is anchored by Security Bank S.S.B. Security Bank has 42 branch offices and 10 lending offices throughout Wisconsin.

     Marshall & Ilsley Corporation (NASDAQ: MRIS) is a multibank holding company headquartered in Milwaukee, Wisconsin, with $14.8 billion in assets. The Corporation has 29 banks serving the state from more than 225 offices and one bank in Phoenix, Arizona with 12 offices. In addition, the holding company owns and operates 54 offices throughout the country that provide trust and investment management, equipment leasing, mortgage banking, venture capital and data processing.

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     *This press release contains forward-looking statements. The actual results of Marshall & Ilsley Corporation may differ materially from those contained in the forward-looking statements. Factors that may cause such differences are identified in M&I's Current Report on Form 8-K dated March 14, 1997.